Exhibit 4.6.9

DUKE ENERGY CORPORATION
TO
JPMORGAN CHASE BANK, N.A.,
Trustee

EIGHTY-FOURTH SUPPLEMENTAL INDENTURE
Dated as of March 20, 2006

SUPPLEMENTAL TO
FIRST AND REFUNDING MORTGAGE
DATED AS OF DECEMBER 1, 1927

EIGHTY-FOURTH SUPPLEMENTAL INDENTURE
     This Eighty-Fourth Supplemental Indenture, dated as of March 20, 2006 (the “Supplemental Indenture”), by and between Duke Energy Corporation, a North Carolina corporation (formerly Duke Power Company) (the “Company”), and JPMorgan Chase Bank, N.A. (successor to Guaranty Trust Company of New York), a national banking association, as trustee under the Mortgage Indenture referred to below (the “Trustee”).
W I T N E S S E T H
     WHEREAS, the Company has heretofore entered into a First and Refunding Mortgage, dated December 1, 1927 (the “Original Mortgage Indenture”) with the Trustee, as supplemented to the date hereof (as so supplemented, the “Mortgage Indenture”); and
     WHEREAS, the Company currently has issued and outstanding the bonds listed on Schedule A hereto (collectively, the “Mortgage Bonds”) under the Mortgage Indenture; and
     WHEREAS, Sections 14.06 and 14.09 of the Mortgage Indenture provide that the Company and the Trustee, with the written consent of the Holders (as defined below) of 66 2/3% or more in principal amount of the Mortgage Bonds entitled to vote, may amend the Mortgage Indenture, subject to certain exceptions (none of which is applicable to the amendments contained in Section 201 of this Supplemental Indenture (the “Amendments”)) specified in Section 14.06 of the Mortgage Indenture; and
     WHEREAS, pursuant to its Consent Solicitation Statement, dated March 9, 2006 (the “Consent Solicitation Statement”), the Company solicited consents of the Holders to the Amendments, which if adopted would amend Sections 4.13 and 8.10 of the Mortgage Indenture as described herein; and
     WHEREAS, the Holders of 66 2/3% or more in principal amount of the Mortgage Bonds outstanding have duly consented to the Amendments set forth in this Supplemental Indenture in accordance with Sections 14.06 and 14.09 of the Mortgage Indenture; and
     WHEREAS, all the conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.
     NOW, THEREFORE, in consideration of the foregoing, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and notwithstanding any provision of the Mortgage Indenture which, absent this Supplemental Indenture, might operate to limit such action, the Company and the Trustee agree as follows for the equal and ratable benefit of the bearers, from time to time, of Mortgage Bonds not registered as to principal and the registered owners, from time to time, of Mortgage Bonds registered as to principal, or his or her executor or administrator (the “Holders”) as follows:

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ARTICLE I
     Section 101. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Mortgage Indenture.
ARTICLE II
     Section 201. Amendments. The Mortgage Indenture is hereby amended in the following respects:
(a) Section 4.13 of the Mortgage Indenture is hereby deleted in its entirety and replaced with the following:
     “Section 4.13 The Company will at all times maintain its existence as a corporation (as that term is defined in Section 8.10 herein) (except as provided in Article 8) and duly procure all renewals and extensions thereof and it will continuously carry on and conduct its business in an efficient manner, except as the same may be interrupted by strikes, fires, acts of God or causes or casualties beyond the control of the Company, and will maintain its fixed property in good physical condition and in a state of good operating efficiency for the purposes of the Company and make all needful substitutions, renewals and replacements. The Company will not permit or suffer any waste in respect of the mortgaged property, subject, however, to the provisions of Article 5. The Company will do or cause to be done all things necessary to preserve and to keep valid and intact the lien and encumbrance hereby created; and it will not do or suffer any matter or thing not hereby expressly permitted whereby the lien of this Indenture might or could be lost or impaired, in whole or in part, until all bonds issued hereunder with all the interest accrued thereon shall have been fully paid and satisfied; and it will to the best of its ability maintain and preserve and cause to be extended and continued until the termination of this Indenture all corporate, limited liability company or similar rights, indeterminate permits, franchises, ordinances, easements, powers and privileges granted and confirmed by law or otherwise to it; provided, however, that with or without the consent of the Trustee any indeterminate permit, franchise, ordinance, right, power or privilege may be surrendered, abandoned, canceled and modified pursuant to the provisions of Article 5. Nothing herein contained shall be construed to prevent the Company from ceasing to operate any of its plants or other property, if, in the judgment of the Company, it is advisable not to operate the same for the time being, or if the Company intends to sell or otherwise dispose of the same and within a reasonable time endeavors to effect such a sale.”
(b) Section 8.10 of the Mortgage Indenture is hereby deleted in its entirety and replaced with the following:
     “Section 8.10. The following terms as used in this Indenture shall have the following meanings:

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(1)
“Board of Directors” shall mean the board of directors or any committee thereof duly authorized to act on behalf of such board, the managing member or members or any controlling committee of managing members thereof, the managers or any board of managers thereof; or a similar body;

(2)	“charter and by-laws” shall mean charter, by-laws, articles of organization, operating agreements, limited liability company agreements, or other similar organizational documents;

(3)	“Company” shall mean Duke Energy Corporation or Duke Power Company LLC and any and all successor corporations thereto;

(4)
“corporations” shall mean (i) corporations, (ii) limited liability companies, provided that, if the applicable law pursuant to which such company is created does not itself provide for the continued existence of such company in the event of the bankruptcy or death of any member or a transfer of membership interests, then notwithstanding any such applicable law, the organizational documents for such company provide for continued existence notwithstanding the bankruptcy or death of any member or the transfer of membership interests, or (iii) other similar forms of organization that provide for limited liability on behalf of their equity holders and continued existence notwithstanding the bankruptcy or death of any such equity holder or the transfer of such equity holder’s interest;

(5)
“corporate identity” shall mean the nature and conduct of the business of a corporation, a limited liability company or other similar forms of organization that provide for limited liability on behalf of their equity holders;

(6)
“corporate obligation” shall mean obligations of a corporation, a limited liability company or other similar forms of organization that provide for limited liability on behalf of their equity holders; and

(7)	“corporate action” shall mean actions of a corporation, a limited liability company or other similar forms of organization that provide for limited liability on behalf of their equity holders.”
ARTICLE III
     Section 301. Effectiveness. This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee. Notwithstanding the execution and delivery of the Supplemental Indenture by the Company and the Trustee, the Amendments shall become operative only after the making of the Consent Payment (as defined in the Consent Solicitation Statement). The Consent Payment will be deemed to have been paid when made by deposit with the Information and Tabulation Agent (as defined in the Consent Solicitation Statement), which will act as the agent for the Holders and transmit such payment to such Holders. The Mortgage Indenture will remain in effect without giving effect to the Amendments if the Consent Payment is not made. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Mortgage Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Mortgage Bonds heretofore or hereafter authenticated and

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delivered under the Mortgage Indenture shall be bound thereby. The Company shall give the Trustee prompt notice of the making of the Consent Payment.
     Section 302. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Mortgage Indenture and, as provided in the Mortgage Indenture, this Supplemental Indenture forms a part thereof. Except as expressly amended hereby, the Mortgage Indenture shall continue in full force and effect in accordance with the provisions thereof and the Mortgage Indenture is in all respects hereby ratified and confirmed.
     Section 303. Provisions Binding on Successors. All of the covenants, stipulations, premises and agreements made in this Supplemental Indenture by the Company shall bind its successors and assigns whether so expressed or not.
     Section 304. Execution and Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
     Section 305. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     Section 306. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein.
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     IN WITNESS WHEREOF, Duke Energy Corporation, the party of the first part hereto, has caused this Eighty-Fourth Supplemental Indenture to be signed in its name by one of its Vice Presidents and its corporate seal to be hereunto affixed, and the same to be attested by one of its Assistant Secretaries, and JPMorgan Chase Bank, N.A., the party of the second part hereto, has caused this Eighty-Fourth Supplemental Indenture to be signed in its name by one of its Vice Presidents and its corporate seal to be hereunto affixed, all as of the day and year first above written.

DUKE ENERGY CORPORATION a North Carolina corporation
By:	/s/ David L. Hauser
	Name:	David L. Hauser
	Title:	Group Vice President and Chief Financial Officer

ATTEST:

/s/ Robert L. Lucas Name: Robert L. Lucas III
Title: Assistant Secretary

Signed, sealed and delivered by Duke
Energy Corporation, in the presence of:

/s/ Sue C. Harrington Sue C. Harrington

/s/ Delcia S. Dunlap Delcia S. Dunlap
Supplemental Indenture

JPMORGAN CHASE BANK, N.A., as Trustee
By:	/s/ Carol Ng
	Name:	Carol Ng
	Title:	Vice President

ATTEST:

/s/ Steve Chang Name: Steve Chang
Title: Trust Officer

Signed, sealed and delivered by JPMorgan Chase Bank, N.A., in the presence of:

/s/ Larry O’Brien

/s/ James D. Heaney
Supplemental Indenture

State of North Carolina	)
) ss.:
County of Mecklenburg	)
     Personally appeared before me Sue C. Harrington and made oath that he/she saw David L. Hauser, a Vice President, and Robert L. Lucas III, an Assistant Secretary, respectively, of Duke Energy Corporation, sign, attest and affix hereto the corporate seal of said Duke Energy Corporation, and, as the act and deed of said corporation, deliver the within written and foregoing deed, and that he/she with Delcia S. Dunlap, witnessed the execution thereof.

/s/ Sue C. Harrington
Sue C. Harrington

Sworn and subscribed before me
this 20th day of March, 2006

/s/ Phoebe P. Elliott
Notary Public
Mecklenburg County
My Commission expires June 26, 2006

State of North Carolina	)
) ss.:
County of Mecklenburg	)
     I, Phoebe P. Elliott, a Notary Public in and for the State and County aforesaid, certify that Robert L. Lucas III personally came before me this day and acknowledged that he is an Assistant Secretary of Duke Energy Corporation, a North Carolina corporation, and that, by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by one of its Vice Presidents, sealed with its corporate seal, and attested by himself or herself as one of its Assistant Secretaries.
     My commission expires June 26, 2006
     Witness may hand and official seal, this 20th day of March, 2006.

/s/ Phoebe P. Elliott

Notary Public State of North Carolina Mecklenburg County

Supplemental Indenture

State of New York	)
) ss.:
County of New York	)
     Personally appeared before me Larry O’Brien and made oath that he/she saw Carol Ng, a Vice President, and Steve Chang, a Trust Officer, respectively, of JPMorgan Chase Bank,. N.A., sign, attest and affix hereto the corporate seal of said JPMorgan Chase Bank, N.A., and , as the act and deed of said corporation, deliver the within written and foregoing deed, and that he/she, with James D. Heaney, witnessed the execution thereof.

/s/ Larry O’Brien
Sworn and subscribed before me
this 16th day of March, 2006

/s/ Emily Fayan
Notary Public, State of New York
No. 01FA4737006
Qualified in Kings County
Certificate Filed in New York County
My Commission expires December 31, 2009

State of New York	)
) ss.:
County of New York	)
           I, Emily Fayan, a Notary Public in and for the State and County aforesaid, certify that Steve Chang personally came before me this day and acknowledged that he/she is a Trust Officer of JPMorgan Chase Bank, N.A., a national banking association, and that, by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by one of its Vice Presidents, sealed with its corporate seal, and attested by himself/herself as one of its Trust Officer.
     Witness may hand and official seal, this 16th day of March, 2006.

/s/ Emily Fayan

Notary Public, State of New York
No. 01FA4737006
Qualified in Kings County
Certificate Filed in New York County
My Commission expires December 31, 2009
Supplemental Indenture

SCHEDULE A
▪	3.75% First and Refunding Mortgage Bonds Series A due 2008 and 3.75% First and Refunding Mortgage Bonds Series B due 2008

▪	4 1/2% First and Refunding Mortgage Bonds due 2010

▪	5.30% First and Refunding Mortgage Bonds due 2015

▪	First and Refunding Mortgage Bonds, York County Pollution Control Facilities Revenue Refunding Series due 2014

▪	First and Refunding Mortgage Bonds, Medium-Term Notes Series due 2017

▪	8.95% First and Refunding Mortgage Bonds, City of Greensboro Series due 2027